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                                                     EXHIBIT 2.1
                    STOCK PURCHASE AGREEMENT


                              Among

                          ONEIDA LTD.,

                DELCO INTERNATIONAL LTD. (INC.),

                          PERRY DELMAN,

                         ROBERT DELMAN,

                          PETER KRANES,

                       MICHAEL SEHLMEYER
                              and
                         DENNIS KANFER
                   Dated as of May 30, 2000




                       TABLE OF CONTENTS



                            Page ARTICLE I
                          DEFINITIONS

SECTION 1.01. Certain Defined Terms                                            1

                          ARTICLE II

                       PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares                                 11
SECTION 2.02. Purchase Price; Allocation of Purchase Price                    11
SECTION 2.03. Closing                                                         11
SECTION 2.04. Closing Deliveries by the Stockholders                          11
SECTION 2.05. Closing Deliveries by the Purchaser                             11
SECTION 2.06. Post-Closing Adjustment of Purchase Price                       12

                          ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

                          STOCKHOLDERS

SECTION 3.01. Authority of the Company and Each Stockholder                   15
SECTION 3.02. Organization, Authority and Qualification of the
          Company                                                             15
SECTION 3.03. Capital Stock and Ownership of the Company                      16
SECTION 3.04. Subsidiaries                                                    16
SECTION 3.05. Corporate Books and Records                                     18
SECTION 3.06. No Conflict                                                     18
SECTION 3.07. Governmental Consents and Approvals                             18
SECTION 3.08. Financial Information; Books and Records                        18
SECTION 3.09. Absence of Undisclosed Liabilities                              19
SECTION 3.10. Receivables                                                     19
SECTION 3.11. Inventories                                                     20
SECTION 3.12. Acquired Assets                                                 20
SECTION 3.13. Sales and Purchase Order Backlog                                20
SECTION 3.14. Conduct in the Ordinary Course; Absence of
          Certain Changes, Events and Conditions                              21
SECTION 3.15. Litigation                                                      23
SECTION 3.16. Compliance with Laws                                            23
SECTION 3.17. Environmental and Other Permits and Licenses;
          Related Matters                                                     24
SECTION 3.18. Material Contracts                                              24
SECTION 3.19. Intellectual Property                                           26
SECTION 3.20. Real Property                                                   28
SECTION 3.21. Tangible Personal Property                                      29
SECTION 3.22. Assets                                                          29
SECTION 3.23. Customers                                                       30
SECTION 3.24. Suppliers                                                       30
SECTION 3.25. Employee Benefit Matters                                        31
SECTION 3.26. Labor Matters                                                   33
SECTION 3.27. Salaried Employees                                              34
SECTION 3.28. Certain Interests                                               34
SECTION 3.29. Taxes                                                           35
SECTION 3.30. Insurance                                                       36
SECTION 3.31. Accounts; Lockboxes; Safe Deposit Boxes; Powers
          of Attorney                                                         37
SECTION 3.32. Full Disclosure                                                 38
SECTION 3.33. Brokers                                                         38


                          ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Organization and Authority of the Purchaser                     38
SECTION 4.02. No Conflict                                                     38
SECTION 4.03. Governmental Consents and Approvals                             39
SECTION 4.04. Investment Purpose                                              39
SECTION 4.05. Litigation                                                      39
SECTION 4.06. Brokers                                                         39


                           ARTICLE V

                     ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing                        39
SECTION 5.02. Access to Information                                           40
SECTION 5.03. Confidentiality                                                 41
SECTION 5.04. Regulatory and Other Authorizations; Notices and
          Consents                                                            43
SECTION 5.05. Notice of Developments                                          43
SECTION 5.06. Use of Intellectual Property                                    44
SECTION 5.07. Non-Competition                                                 44
SECTION 5.08. Release of Indemnity Obligations                                46
SECTION 5.09. Transfer of SDC                                                 46
SECTION 5.10. Guarantee                                                       46
SECTION 5.11. Further Action                                                  46


                          ARTICLE VI

                       EMPLOYEE MATTERS

SECTION 6.01. Phantom Shares                                                  47


                          ARTICLE VII

                          TAX MATTERS

SECTION 7.01. Indemnity                                                       47
SECTION 7.02. Returns and Payments                                            48
SECTION 7.03. Contests                                                        48
SECTION 7.04. Time of Payment                                                 49
SECTION 7.05. Cooperation and Exchange of Information                         50
SECTION 7.06. Conveyance Taxes                                                50
SECTION 7.07. Miscellaneous                                                   51


                         ARTICLE VIII

                     CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Company and the
          Stockholders                                                        51
SECTION 8.02. Conditions to Obligations of the Purchaser                      52

                          ARTICLE IX

                        INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties                      55
SECTION 9.02. Indemnification by the Stockholders                             55
SECTION 9.03. Distributions from Indemnity Escrow Fund                        57
SECTION 9.04. Tax Matters                                                     57
SECTION 9.05. Appointment of Stockholder Representative                       57


                           ARTICLE X

                    TERMINATION AND WAIVER

SECTION 10.01. Termination                                                    60
SECTION 10.02. Effect of Termination                                          61
SECTION 10.03. Waiver                                                         61
                          ARTICLE XI

                      GENERAL PROVISIONS

SECTION 11.01. Expenses                                                       61
SECTION 11.02. Notices                                                        61
SECTION 11.03. Public Announcements                                           62
SECTION 11.04. Headings                                                       62
SECTION 11.05. Severability                                                   62
SECTION 11.06. Entire Agreement                                               63
SECTION 11.07. Assignment                                                     63
SECTION 11.08. No Third Party Beneficiaries                                   63
SECTION 11.09. Amendment                                                      63
SECTION 11.10. Governing Law                                                  63
SECTION 11.11. Counterparts                                                   63
SECTION 11.12. Specific Performance                                           63


EXHIBITS
5.07      Non-Compete Purchase Price Schedule
11.03     Final Form of Press Release

          STOCK PURCHASE AGREEMENT, dated as of May 30, 2000, among Oneida Ltd., a New York corporation (the "Purchaser"), Delco International Ltd. (Inc.), a New York corporation (the "Company"), and Perry Delman, Robert Delman, Peter Kranes, Michael Sehlmeyer and Dennis Kanfer (each a "Stockholder" and, collectively, the "Stockholders").
                     W I T N E S S E T H:
          WHEREAS, the Company, directly and through its various subsidiaries, is engaged in the business of sourcing, importing, manufacturing and distributing cutlery, silverplated and stainless flatware and hollowware, china dinnerware, glass tableware and other miscellaneous supplies at various locations in the United States and Canada (the "Business");
          WHEREAS, the Stockholders own all the issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company;
         WHEREAS, the Stockholders wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Stockholders, the Shares, upon the terms and subject to the conditions set forth herein;

          WHEREAS, contemporaneously with the execution of this Agreement, the Company and the Stockholders are entering into an escrow agreement (the "Escrow Agreement") with The Chase Manhattan Bank (the "Escrow Agent"), which will become effective upon the closing of the transactions contemplated by this Agreement; and
          WHEREAS, contemporaneously with the execution of this Agreement, certain Stockholders are entering into employment agreements with the Company (each an "Employment Agreement" and, collectively, the "Employment Agreements"), which will become effective upon the closing of the transactions contemplated by this Agreement;
          NOW, THEREFORE, in consideration of the premises and

the mutual agreements and covenants hereinafter set forth, the

Purchaser, the Company and the Stockholders hereby agree as

follows:

                           ARTICLE I

                          DEFINITIONS

          SECTION 1.01.  Certain Defined Terms

          . As used herein, the following terms shall have the following meanings:

          "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
         "Adjustment Escrow Amount" means $5,000,000.
          "Adjustment Escrow Fund" means the Adjustment Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement.
          "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of May 30, 2000, among the Purchaser, the Company and the Stockholders (including the exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.
          "Ancillary Agreements" means the Escrow Agreement and the Employment Agreements.
          "Ancillary Lease Documents" has the meaning specified in Section 3.20(d).
          "Assets" means the total assets of the Company shown on any specified balance sheet of the Company.
          "Book Value" means the excess of the Assets over the Liabilities of the Company.
          "Business" has the meaning specified in the Recitals. "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing Date.
          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the Closing Date.
          "Closing" has the meaning specified in Section 2.03. "Closing Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Company and the Subsidiaries, to be prepared pursuant to Section 2.06(a) and to be dated as of the Closing Date.
          "Closing Date" has the meaning specified in Section
2.03.
          "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.
        "Common Stock" has the meaning specified in the Recitals.

          "Company" has the meaning specified in the Preamble.

         "Company Marks" has the meaning specified in
Section 5.06(a).

          "Company Software" means all Software manufactured, distributed, sold, licensed, owned, used or marketed by the Company.

        "Company Systems" means all computer hardware, Software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or used to operate the products of the Business, and/or used for the operation of the Business as currently conducted.

          "Confidential Information" has the meaning specified in Section 5.03(a).

          "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

          "Copyrights" means rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

          "Designated Amount" means $50,000.

          "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

          "Employment Agreement(s)" has the meaning specified in the Recitals.

          "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter "Claims"), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Laws" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 6901 et seq.; the Clean Water Act, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Atomic Energy Act, 42 U.S.C. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
 136 et seq.; the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301 et seq.; and California Proposition 65.

          "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable
Environmental Law.

          "ERISA" has the meaning specified in Section 3.25(a).

        "Escrow Agent" has the meaning specified in the Recitals.

          "Escrow Agreement" has the meaning specified in the Recitals.

          "Escrow Amount" means the sum of the Adjustment
Escrow Amount and the Indemnity Escrow Amount.

          "Exempt Term" has the meaning specified in Section
5.09.

          "Financial Statements" has the meaning specified in
Section 3.08(a)(i).

          "Governmental Authority" means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contains polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance which is regulated by any Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" means, with respect to any Person,
(a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (including deferred compensation under any employee benefit, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plan, program or arrangement, or any employment, termination, severance, change in control or other contract or agreement), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "Indemnified Party" has the meaning specified in
Section 9.02(a).

          "Indemnity Escrow Amount" means $5,000,000.

          "Indemnity Escrow Fund" means the Indemnity Escrow
Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement and in Section 2.06(c)(i).

          "Independent Accounting Firm" has the meaning specified in Section 2.06(b)(ii).

          "Intellectual Property" means (i) Patents, (ii)
Trademarks, (iii) Copyrights, (iv) Trade Secrets and (v)
Software.

        "Interim Financial Statements" has the meaning specified in Section 3.08(a)(ii).

          "Internal MIS Systems" means Software and computer systems (including hardware, firmware, operating system software, utilities and applications software) used in the ordinary course of the Business that process financial information, including, where applicable, payroll, accounting, billing/receivables, purchasing payables, inventory, asset tracking, customer service and human resources.

          "Inventories" means all inventory, merchandise, finished goods, raw materials, packaging, supplies and other personal property related to the Business maintained, held or stored by or for the Company or any Subsidiary on the Closing Date and any prepaid deposits for any of the same.

          "IRS" means the Internal Revenue Service of the United States.

          "knowledge of the Company" means the knowledge of the executive officers of the Company, after due inquiry.

          "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

          "Leased Real Property" means the real property leased by the Company or any Subsidiary, in each case as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          "Licensed Intellectual Property" means Intellectual
Property licensed to the Company or any Subsidiary pursuant to the Licenses.

          "Licenses" means (i) licenses of Intellectual Property by the Company or any Subsidiary to third parties,
(ii) licenses of Intellectual Property by third parties to the Company or any Subsidiary and (iii) agreements between the Company or any Subsidiary and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites.

          "Loss" has the meaning specified in Section 9.02(a).

          "Material Adverse Effect" means circumstances or changes in or effects on the Business, the Company or any Subsidiary that, individually or in the aggregate with all other circumstances or changes in or effects on the Business, the Company or any Subsidiary: (a) is or is reasonably likely to have a materially adverse effect on the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, the Company or any Subsidiary, taken as a whole; (b) is reasonably likely to have a materially adverse effect on the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company and the Subsidiaries; or (c) materially impairs the ability of the Company or any Stockholder to perform its respective obligations under this Agreement.

          "Material Contracts" has the meaning specified in
Section 3.18(a).

          "Multiemployer Plan" has the meaning specified in
Section 3.25(b).

          "Multiple Employer Plan" has the meaning specified in
Section 3.25(b).

          "Non-Compete Purchase Price" has the meaning specified in Section 5.07(d).

        "Options" has the meaning specified in Section
3.20(d)(v).

          "Owned Intellectual Property" means Intellectual
Property owned by the Company or any Subsidiary.

          "Owned Real Property" means the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          "Patents" means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

        "Payments" has the meaning specified in Section
9.05(a)(ii).

          "Permits" means all permits, approvals,
identification numbers, licenses and other authorizations required under or issued pursuant to any law.

          "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Company is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable;
(b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

          "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "Phantom Stock Award" has the meaning specified in
Section 6.01.

          "Phantom Stock Plan" means the Company's phantom stock plan.

          "Plans" has the meaning specified in Section 3.25(a).

          "Purchase Price" has the meaning specified in Section
2.02.

          "Purchase Price Bank Account" means a bank account in the United States to be designated by the Stockholder
Representative in a written notice to the Purchaser at least five Business Days before the Closing which, prior to the Closing, shall have a balance of $0.0.

          "Purchaser" has the meaning specified in the Preamble.

          "Purchaser's Accountants" means
PricewaterhouseCoopers LLP, independent accountants of the Purchaser.

          "Real Property" means the Leased Real Property and the Owned Real Property.

          "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

          "Reference Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Business including the Company and the Subsidiaries, dated as at January 31, 2000, a copy of which is set forth in Section 3.08(a) of the Disclosure Schedule.

          "Reference Balance Sheet Date" means January 31,
2000.

          "Regulations" means the Treasury Regulations
(including Temporary Regulations) promulgated by the United
States Department of Treasury with respect to the Code or other federal tax statutes.

          "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

          "Remedial Action" means all action: (a) to clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) to prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) to perform remedial investigations, feasibility studies, corrective actions, closures and postremediation or postclosure studies, investigations, operations, maintenance and monitoring.

          "Resignation Notice" has the meaning specified in
Section 9.05(c).

          "Restricted Period" has the meaning specified in
Section 5.07(a).

          "Returns" has the meaning specified in Section
7.02(a).

          "SDC" means Seneca Distributors Corp., a New York corporation and wholly owned subsidiary of the Company.

          "SDC Lease" means the lease between the Company and 180182 Bowery Realty Corporation relating to the property located at 180-182 Bowery, New York, New York.

          "Shares" has the meaning specified in the Recitals.

          "Software" means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

          "Stockholder Representative" has the meaning specified in Section 9.05(a).

          "Stockholder(s)" has the meaning specified in the Recitals.

          "Stockholders' Accountants" means KPMG LLP, independent accountants of the Stockholders.

          "Stockholders' Agreement" means the Stockholders'
Agreement among the Stockholders dated as of August 15, 1996, as amended.

          "Subsidiaries" mean Delco Tableware International, Inc., Seneca Distributors Corp., Table Source, Inc. and Realco Development Corp. and any and all other corporations, partnerships, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

          "Tangible Personal Property" has the meaning specified in Section 3.21.

          "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

          "Third Party Claims" has the meaning specified in
Section 9.02(b).

          "Trade Secrets" means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

          "Trademarks" means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

          "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

          "Year 2000 Compliant" means that the Company Systems provide uninterrupted millennium functionality in that the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000 in the same manner and with the same functionality as the Company Systems record, store, process and present calendar dates falling on or before December 31, 1999.

                          ARTICLE II

                        PURCHASE AND SALE

        SECTION 2.01.  Purchase and Sale of the Shares

          . Upon the terms and subject to the conditions of this
Agreement, at the Closing, the Stockholders shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the Shares, and the Purchaser shall purchase the Shares.

          SECTION 2.02.  Purchase Price; Allocation of Purchase
Price
          .  Subject to the adjustments set forth in Section
2.06, the purchase price for the Shares shall be $67,000,000
(the "Purchase Price").

          SECTION 2.03.  Closing
          . Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the fifth Business Day following the later to occur of (i) the expiration or termination of all applicable waiting periods under the HSR Act and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in
Article VIII, or at such other place or at such other time or on such other date as the Company and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

          SECTION 2.04.  Closing Deliveries by the Stockholders
          . At the Closing, each Stockholder shall deliver or cause to be delivered to the Purchaser:

          (a) stock certificates evidencing such Stockholder's Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;
          (b) a receipt for the Purchase Price less the Escrow Amount executed by the Stockholder Representative;
          (c) a receipt executed by such Stockholder for such Stockholder's first installment of the Non-Compete Purchase Price set forth in Exhibit 5.07; and
          (d) the opinions, certificates and other documents required to be delivered pursuant to Section 8.02.
          SECTION 2.05.  Closing Deliveries by the Purchaser
          . (a) At the Closing, the Purchaser shall deliver to the Stockholders:

          (i) the Purchase Price less the Escrow Amount by wire transfer in immediately available funds to the Purchase Price Bank Account;
          (ii) the aggregate first installment of the Non-Compete Purchase Price set forth in Exhibit 5.07 by wire transfer in immediately available funds to the Purchase Price Bank Account; and
          (iii) the opinions, certificates and other documents required to be delivered pursuant to Section 8.01.
          (b) At the Closing, the Purchaser shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, the Adjustment Escrow Amount and the Indemnity Escrow Amount by wire transfer in immediately available funds to the accounts designated therefor in the Escrow Agreement.
          SECTION 2.06.  Post-Closing Adjustment of Purchase
Price
          . The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.06:

          (a)  Closing Balance Sheet.  As promptly as
     practicable, but in any event within 60 calendar days following the Closing Date, the Purchaser shall deliver to the Stockholder Representative the Closing Balance Sheet, together with the report thereon of the Purchaser's Accountants, stating that the Closing Balance Sheet fairly presents the consolidated financial position of the Company and the Subsidiaries at the Closing Date in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet. The Stockholders shall cooperate and use reasonable efforts to assist the Purchaser to the extent reasonably required to prepare the Closing Balance Sheet.
          (b)  Disputes.  (i)  Subject to clause (ii) of this
     Section 2.06(b), the Closing Balance Sheet delivered by the Purchaser to the Stockholder Representative shall be deemed to be and shall be final, binding and conclusive on the parties hereto.
          (ii) The Stockholders, through the Stockholder Representative, may dispute any amounts reflected on the Closing Balance Sheet to the extent the net effect of such disputed amounts in the aggregate would affect the Book Value reflected on the Closing Balance Sheet by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, that the Stockholder Representative, on behalf of the Stockholders, shall have notified the Purchaser and the Purchaser's Accountants in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Stockholder Representative. In the event of such a dispute, the Stockholders' Accountants and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Stockholders' Accountants and the Purchaser's Accountants leaves in dispute amounts the net effect of which in the aggregate would not affect the Book Value reflected on the Closing Balance Sheet by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet delivered by the Purchaser to the Stockholder Representative. If the Stockholders' Accountants and the Purchaser's Accountants are unable to reach a resolution with such effect within 20 Business Days after the receipt by the Purchaser and the Purchaser's Accountants of the Stockholder Representative's written notice of dispute, the Stockholders' Accountants and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to Ernst & Young (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Stockholders and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Stockholders and the Purchaser) (either
Ernst & Young or such accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within 30 Business Days after such submission, determine and report to the Stockholders and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Stockholders and the Purchaser. The fees and disbursement of the Independent Accounting Firm shall be allocated among the Stockholders, on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.
     (iii) In acting under this Agreement, the Stockholders' Accountants, the Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
     (iv) The Stockholder Representative, the Stockholders' Accountants and their respective representatives shall be given reasonable access during normal working hours upon reasonable notice to all the accounting books and records of the Company and the work papers of the Purchaser's
Accountants relating to the preparation of the Closing
Balance Sheet.
    (v)  No adjustment to the Purchase Price pursuant to
Section 2.06(c) shall be made with respect to amounts disputed by the Stockholders pursuant to this Section
2.06(b), unless the net effect of the amounts successfully disputed by the Stockholders in the aggregate is to increase or decrease the Book Value reflected on the Closing Balance Sheet by at least the Designated Amount.

     (c)  Purchase Price Adjustment.  The Closing Balance
Sheet shall be deemed final for the purposes of this Section
2.06 upon the earliest of (A) the failure of the Stockholder Representative to notify the Purchaser, on behalf of the Stockholders, of a dispute within 30 Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Stockholder Representative, (B) the resolution of all disputes, pursuant to Section 2.06(b)(ii), by the Stockholders' Accountants and the Purchaser's Accountants and
(C) the resolution of all disputes, pursuant to Section 2.06(b)(ii), by the Independent Accounting Firm. Subject to the limitation set forth in Section 2.06(b)(v), an adjustment to the Purchase Price shall be made as follows:
          (i) in the event that the Book Value reflected on the Reference Balance Sheet exceeds the Book Value reflected on the Closing Balance Sheet by at least the Designated Amount, then the Purchase Price shall be adjusted downward in an amount equal to such excess over the Designated Amount. Promptly following such determination, but in any event within three (3)
     Business Days, the Purchaser shall deliver written notice to the Escrow Agent and the Stockholder Representative specifying the amount of such downward adjustment of the Purchase Price, and the Escrow Agent shall, within three (3) Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, pay such amount to the Purchaser out of the Adjustment Escrow Fund by wire transfer in immediately available funds. In the event that the Adjustment Escrow Fund is insufficient to cover the amount of such downward adjustment, then the Escrow
     Agent shall distribute the entire Adjustment Escrow Fund to the Purchaser as provided above and the Stockholders shall pay, on or prior to the date on which the Escrow Agent distributes the Adjustment Escrow Fund to the Purchaser, an amount to the Purchaser, by wire transfer in immediately available funds to an account designated by the Purchaser in a written notice to the Stockholder Representative, equal to the amount of such deficiency.
     In the event that any Stockholder shall fail to pay the amount of such deficiency within the period specified in the immediately preceding sentence, the Purchaser may deliver written notice to the Escrow Agent and the Stockholder Representative specifying such amount, and the Escrow Agent shall, within three Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, pay such amount to the Purchaser out of the Indemnity Escrow Fund by wire transfer in immediately available funds. No failure of the Purchaser to deliver a notice of the type specified in the immediately preceding sentence shall relieve the Stockholders of the obligation to pay the amount of such deficiency to the Purchaser. In the event that the amount of funds in the Adjustment Escrow Fund exceeds the amount of the downward adjustment of the Purchase
     Price provided for in the first sentence of this Section 2.06(c)(i), then the Escrow Agent shall, after paying the amount due to the Purchaser as provided in such sentence, pay the remaining amount of funds in the Adjustment Escrow Fund to the Stockholder
     Representative; and
          (ii) in the event that the Book Value reflected on the Closing Balance Sheet exceeds the Book Value reflected on the Reference Balance Sheet by at least the Designated Amount, then the Purchase Price shall be adjusted upward in an amount equal to such excess over the Designated Amount and the Purchaser shall, within three Business Days of such determination, pay the amount of such excess to the Stockholders by wire transfer in immediately available funds. In such event, the Purchaser shall, within three (3) Business Days, deliver written notice to the Escrow Agent of such an event and the Escrow Agent shall, within three
          (3) Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, pay all funds in the Adjustment Escrow Fund to the Stockholder Representative.
          (e)  Any payments required to be made by the
     Stockholders, the Purchaser or the Escrow Agent pursuant to
     Section 2.06(c) shall bear interest from the Closing Date through the date of payment at 8.0%.
                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES
                OF THE COMPANY AND THE STOCKHOLDERS

          As an inducement to the Purchaser to enter into this Agreement, the Company and the Stockholders hereby jointly and severally represent and warrant to the Purchaser as follows:

          SECTION 3.01.  Authority of the Company and Each
Stockholder

          . The Company and each Stockholder have all necessary power and authority to enter into this Agreement and the Escrow Agreement and each Stockholder has all necessary power and authority to enter into each Employment Agreement to which he is a party, and the Company and each Stockholder have all necessary power and authority to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement by the Company and each Stockholder and of each Employment Agreement by each Stockholder that is a party thereto, the performance by the Company and each Stockholder of their respective obligations hereunder and thereunder and the consummation by the Company and each Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and each Stockholder. This Agreement and the Escrow Agreement have been duly executed and delivered by the Company and each Stockholder, and (assuming due authorization, execution and delivery by the Purchaser and, in the case of the Escrow Agreement, the Escrow Agent) this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Company and each Stockholder enforceable against the Company and each Stockholder in accordance with its terms. The Employment Agreements have been duly executed and delivered by each Stockholder who is a party thereto and (assuming due authorization, execution and delivery by the Purchaser) shall constitute legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their respective terms.

            SECTION 3.02.  Organization, Authority and
Qualification of the Company

          . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those failures which, when taken together with all other such failures, would not have a Material Adverse Effect. True and correct copies of the Certificate of Incorporation and By-laws of the Company, each as in effect on the date hereof, have been delivered by the Company to the Purchaser.
          SECTION 3.03.  Capital Stock and Ownership of the
Company
          . (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. As of the date hereof, (i) 5,500,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 2,500,000 additional shares of Common Stock are held in the treasury of the Company. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Except for the Plans, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating any of the Stockholders or the Company to issue or sell any Shares, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all the issued and outstanding capital stock of the Company and, except for the Stockholders' Agreement, are owned of record and beneficially by the Stockholders free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

          (b) The stock register of the Company accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.
          SECTION 3.04.  Subsidiaries
          . (a) Section 3.04(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries. The Company shall deliver to the Purchaser within three (3) Business Days after the date hereof a list setting forth each Subsidiary's name, type of entity, jurisdiction and date of incorporation or organization, authorized capital stock, partnership capital or equivalent, the number and type of issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

          (b) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.
          (c) Each Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Each Subsidiary that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for those failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

          (d) Except as set forth in Section 3.04(a) of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.

          (e) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

          (f) True and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Company to the Purchaser.

          (g) No Subsidiary is a member of (nor is any part of its business conducted through) any partnership nor is any Subsidiary a participant in any joint venture or similar arrangement.

           (h)  There are no voting trusts, stockholder
agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

          (i) The stock register of each Subsidiary accurately records: (i) the name and address of each Person owning shares of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

            SECTION 3.05.  Corporate Books and Records

          . The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all material actions taken by the stockholders, the Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries. Within ten (10) Business Days following the date hereof, the Company will make available to the Purchaser complete and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary.

          SECTION 3.06.  No Conflict
          . Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.07, except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Escrow Agreement by the Company and the Stockholders and of each Employment Agreement by the Stockholder who is party to such Employment Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Company or any Subsidiary, (b) conflict with or violate (or cause an event that could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Company or any Subsidiary or (c) except as set forth in Section 3.06 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Company or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Shares or any of the assets or properties of the Company or any Subsidiary is bound.

          SECTION 3.07.  Governmental Consents and Approvals
          . The execution, delivery and performance of this Agreement and the Escrow Agreement by the Company and each Stockholder and of each Employment Agreement by the Stockholder who is party to such Employment Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except the notification requirements of the HSR Act.

          SECTION 3.08. Financial Information; Books and Records . (a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of January 31, 1998, January 31, 1999 and January 31, 2000 and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Stockholders' Accountants (collectively referred to herein as the "Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of April 30, 2000 and the related consolidated statements of income (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Company to the Purchaser. The Financial Statements, the Interim Financial Statements and the Reference Balance Sheet (1) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (2) present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (3) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries (except that no notes or schedules have been prepared with respect to the Interim Financial Statements) and (4) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.

          (b) The books of account and other financial records of the Company and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, respectively, and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.
          SECTION 3.09.  Absence of Undisclosed Liabilities
          . There are no Liabilities of the Company or any Subsidiary, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet or (ii) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with past practice, of the Company and the Subsidiaries and which would not have a Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Company and the Subsidiaries, in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with U.S. GAAP.

          SECTION 3.10.  Receivables
          . Section 3.10 of the Disclosure Schedule sets forth an aged list of the Receivables as of the Reference Balance Sheet Date showing separately those Receivables that as of such date had been outstanding for (i) 29 days or less, (ii) 30 to 59 days,
(iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not affiliated with the Stockholders, the Company or any Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed and collectible claims of the Company or a Subsidiary not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables reflected on the Reference Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 120 days of the Closing Date.

          SECTION 3.11.  Inventories
          . (a) Subject to amounts reserved therefor on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Company and the Subsidiaries of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value. The Company or a Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of any items held on consignment to the Company. Neither the Company nor any Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Reference Balance Sheet Date.
Neither the Company nor any Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Subsidiary changed the price of any Inventory except for
(i) price reductions to reflect any reduction in the cost thereof to the Company or such Subsidiary, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's or such Subsidiary's past sales practices,
(iii) increases to reflect any increase in the cost thereof to the Company or such Subsidiary and (iv) increases and reductions made with the written consent of the Purchaser. Section 3.11 of the Disclosure Schedule sets forth a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

          (b) The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice. The Inventories reflected on the Reference Balance Sheet were as of the date of the Reference Balance Sheet salable at values not less than the respective book value amounts shown on the Reference Balance Sheet. The value of all items of obsolete, damaged and slow-moving materials and of materials of below standard quality has been written down to realizable market value or has been adequately reserved for on the Reference Balance Sheet.
          SECTION 3.12.  Acquired Assets
          . Since the Reference Balance Sheet Date, all the assets of the Company and the Subsidiaries, including, without limitation, the benefit of any licenses, leases or other agreements or arrangements, have been acquired for consideration not less than the fair market value of such assets at the date of such acquisition.

          SECTION 3.13.  Sales and Purchase Order Backlog

          . (a) As of May 22, 2000, open sales orders accepted by the Company or any Subsidiary totaled approximately $5,000,000. Within three (3) Business Days after the date hereof, the Company shall deliver to the Purchaser a list of all sales orders which have been accepted by the Company or any Subsidiary and that were open as of May 22, 2000.

          (b) As of May 22, 2000, open purchase orders issued by the Company or any Subsidiary totaled $18,154,000. Within three
(3) Business Days after the date hereof, the Company shall deliver to the Purchaser a list of all purchase orders which have been issued by the Company or any Subsidiary and that were open as of May 22, 2000.
          SECTION 3.14. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
          . Since the Reference Balance Sheet Date, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the Reference Balance Sheet Date, neither the Company nor any Subsidiary has:

          (a) permitted or allowed any of the assets or properties of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;
          (b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Business, the Company or the Subsidiaries or paid or otherwise discharged any Liability related to the Business, the Company or the Subsidiaries, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;
          (c) written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of the assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP and except as would not have a Material Adverse Effect;
          (d) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary;
          (e) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;
          (f) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), except as would not have a Material Adverse Effect, other than the sale of Inventories in the ordinary course of business consistent with past practice;
          (g) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary;
          (h) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;
     (i) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;
     (j) except as disclosed in Section 3.14(j) of the Disclosure Schedule, made any capital expenditure or commitment for any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

     (k) except as disclosed to the Purchaser in writing within three (3) Business Days after the date hereof, issued any purchase orders or otherwise agreed to make any purchases involving exchanges in value in excess of $100,000 individually;

     (l) made any material changes in the customary methods of operations of the Company, any Subsidiary or the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

     (m) made, revoked or changed any express or deemed Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes of the Company or any Subsidiary;

    (n) incurred any Indebtedness in excess of $100,000 individually or $1,000,000 in the aggregate;

    (o) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

     (p) failed to pay any creditor any amount owed to such creditor when due, except as would not have a Material
Adverse Effect;

     (q) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or
(ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practices of the Company or such Subsidiary;

     (r) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

     (s) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or any Subsidiary has any right, title, interest or license;

    (t) allowed any Permit or Environmental Permit that was issued or relates to the Company or any Subsidiary or otherwise relates to the Business to lapse or terminate or failed to renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing Date;
          (u) failed to maintain the Company's and each Subsidiary's property and equipment in good repair and operating condition, ordinary wear and tear excepted;
          (v) suffered any casualty loss or damage with respect to any of the Assets that in the aggregate have a replacement cost of more than $50,000, whether or not such casualty loss or damage shall have been covered by insurance;
          (w) amended, modified or consented to the termination of any Material Contract or the Company's or any Subsidiary's rights thereunder;
          (x)  amended or restated the certificate of
     incorporation or by-laws (or other organizational documents) of the Company or any Subsidiary;
          (y)  made any charitable contribution;
           (z)  suffered any Material Adverse Effect; or
          (aa) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.14 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this
      Section 3.14, except as expressly contemplated by this Agreement and the Ancillary Agreements.

          SECTION 3.15.  Litigation

          . Except as set forth in Section 3.15 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company or any Subsidiary (or by or against any Stockholder or any Affiliate thereof and relating to the Business, the Company or any Subsidiary) or involving any of the Assets or the Business pending before any Governmental Authority (or, to the knowledge of the Company, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in
Section 3.15 of the Disclosure Schedule has or has had a Material
Adverse Effect. None of the Company, the Subsidiaries or any of their respective assets or properties is subject to any Governmental Order (nor, to the knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

          SECTION 3.16.  Compliance with Laws
          . The Company and the Subsidiaries have each conducted and continue to conduct the Business in material compliance with all Laws and Governmental Orders applicable to the Company or any Subsidiary or any of their properties or assets, or the Business, and neither the Company nor any Subsidiary is in material violation of any such Law or Governmental Order.

          SECTION 3.17.  Environmental and Other Permits and
Licenses; Related Matters

 . (a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each Subsidiary are in compliance with, and for the past three years have been in compliance with, all applicable Environmental Laws and all Environmental Permits; (ii) Hazardous Materials have not been generated, used, treated, handled or stored on, transported to or from, or Released on any of the Real Property or, to the knowledge of the Company, any property adjoining any of the Real Property, by the Company or, to the knowledge of the Company, any other Person; (iii) there is no asbestos or asbestos-containing material on any of the Real Property; (iv) none of the Real Property is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or CERCLIS or on any analogous federal, state or local list; and
(v) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary, the Business or the Real Property and, to the knowledge of the Company, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

          (b) The Company has provided the Purchaser with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Company, the Subsidiaries, the Business or the Real Property and (ii) all insurance policies issued at any time that may provide coverage to the Company, the Subsidiaries, the Business or the Real Property for environmental matters.

          (c) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental
Authorities or third parties pursuant to any applicable
Environmental Law or Environmental Permit.

          SECTION 3.18.  Material Contracts

          . (a) Within three (3) Business Days after the date hereof, the Company shall deliver to the Purchaser a list of each of the following contracts and agreements of the Company and the Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in
Section 3.20(a) or 3.20(b) of the Disclosure Schedule to which the Company or any Subsidiary is a party and all agreements relating to Intellectual Property set forth in Section 3.19(a) of the Disclosure Schedule, being "Material Contracts"):

          (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company, any Subsidiary or otherwise related to the Business, under the terms of which the Company or any Subsidiary: (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2000, (B) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate over the remaining term of such contract or (C) cannot cancel without penalty or further payment and without more than 30 days' notice;
          (ii) each contract, agreement, invoice, sales order and other arrangement for the sale of Inventory or other personal property or for the furnishing of services by the Company or any Subsidiary that: (A) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2000, (B) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company or such Subsidiary without penalty or further payment and without more than 30 days' notice;

          (iii)     all broker, distributor, dealer,
     manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting, advertising, freight and rebate contracts and agreements to which the Company or any Subsidiary is a party;

          (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancellable without penalty or further payment and without more than 30 days' notice;

           (v) all contracts and agreements relating to Indebtedness of the Company or any Subsidiary;

          (vi) all contracts and agreements with any Governmental
     Authority to which the Company or any Subsidiary is a party;

          (vii) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (viii) all contracts and agreements between or among the Company or any Subsidiary, on one hand, and any Stockholder or any Affiliate of any Stockholder, on the other hand;

          (ix) all contracts and agreements providing for benefits under any Plan; and

          (x) all other contracts and agreements, whether or not made in the ordinary course of business, that are material to the Company or any Subsidiary or to the conduct of the Business, or the absence of which would have a Material
     Adverse Effect.

For purposes of this Section 3.18 and Sections 3.20, 3.21 and
3.22, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

          (b) Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary
Agreements, except to the extent that any consents set forth in
Section 3.07 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract.

          (c) To the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.

           (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company or any Subsidiary.
          SECTION 3.19.  Intellectual Property
          . (a) Within three (3) Business Days after the date hereof, the Company shall deliver to the Purchaser a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Owned Intellectual Property (excluding Trade Secrets), (ii) Licenses and (iii) other Owned Intellectual Property material to the Business (excluding Trade Secrets).

          (b) The operation of the Business as currently conducted or as contemplated to be conducted, the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith and the Company's or any Subsidiary's transmission, use, linking and other practices related to the operation of its web site in connection with the Business, the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions are pending or threatened against the Company or any Subsidiary alleging any of the foregoing.

          (c) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned
Intellectual Property and Licenses, and the Company is entitled to use the Owned Intellectual Property and Licensed Intellectual
Property in the ordinary course of the Business as presently conducted or as contemplated to be conducted.
          (d)  The Owned Intellectual Property and Licensed
Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct thereof. The Owned Intellectual
Property and, to the knowledge of the Company, the Licensed
Intellectual Property are subsisting, valid and enforceable and have not been adjudged invalid or unenforceable in whole or part.
          (e) No Actions have been asserted, are pending or, to the knowledge of the Company, are threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property,
(ii) alleging that any services provided by, processes used by or products manufactured or sold by the Company or any Subsidiary in connection with the Business infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.
          (f) To the knowledge of the Company, no person is engaging in any activity that infringes the Owned Intellectual
Property or Licensed Intellectual Property. Neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property.
          (g) The Company shall make available to the Purchaser within three (3) Business Days after the date hereof correct and complete copies of all the agreements included in the Licenses.
With respect to each such agreement:
          (i) such agreement is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such agreement;
          (ii) such agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such agreement or otherwise give the licensor a right to terminate such agreement;
          (iii) neither the Company nor any Subsidiary has (A) received any notice of termination or cancellation under such agreement, (B) received any notice of breach or default under such agreement, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such agreement that would constitute a breach of such agreement; and
          (iv) to the knowledge of the Company, neither the Company, any Subsidiary nor any other party to such agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such agreement.
          (h) To the knowledge of the Company (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any person, (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Business, and (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.
          (i) Except as would not have a Material Adverse Effect, all Company Systems are Year 2000 Compliant.
          SECTION 3.20.  Real Property
          . (a) Section 3.20(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real
Property, (ii) the current owner of each such parcel of Owned Real
Property and (iii) the current use of each such parcel of Owned
Real Property.

          (b)  Section 3.20(b) of the Disclosure Schedule lists:
(i) the street address of each parcel of Leased Real Property,
(ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (iii) the current use of each such parcel of Leased
Real Property.

          (c) The Company has made available to the Purchaser, or shall make available to the Purchaser within three (3) Business Days after the date hereof, true, legible and complete copies, to the extent available, of all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, Permits, other Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Company or any Subsidiary thereon or any other uses thereof. Either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property. Neither the Company nor any Subsidiary has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any lease or sublease listed in Section 3.20(b) of the Disclosure Schedule to any third party.

          (d) The Company has, or has caused to be, delivered to the Purchaser true and complete copies of all leases and subleases listed in Section 3.20(b) of the Disclosure Schedule and any and all ancillary documents (the "Ancillary Lease Documents") pertaining thereto (including, but not limited to, all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including, without limitation, consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates). With respect to each such lease and sublease:

          (i) such lease or sublease, together with all Ancillary Lease Documents delivered pursuant to the first sentence of this Section 3.20(d), is in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such Leased Real
     Property;

          (ii) such lease or sublease will not cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease;

          (iii) (A) neither the Company nor any Subsidiary has received any notice of cancellation or termination under such lease or sublease and (B) neither the Company nor any Subsidiary has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured;

          (iv) none of the Company, any Subsidiary or, to the knowledge of the Company, any other party to such lease or sublease is in breach or default in any material respect and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease; and

          (v) neither the Company nor any Subsidiary has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including, without limitation, any pertaining to purchase, expansion, renewal, extension or relocation (collectively, "Options").

          (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of the Company, threatened against the Real Property.

          (f) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the knowledge of the Company, there are no facts that would prevent the Real Property from being occupied by the Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.

          (g) No improvements on the Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

          (h) All improvements on any Real Property are wholly within the lot limits of such Real Property.

             SECTION 3.21.  Tangible Personal Property

          . The Company has good and valid title to, or valid and subsisting leasehold interests in, all tangible personal property used by the Company or reflected on the Reference Balance Sheet (the "Tangible Personal Property").

          SECTION 3.22.  Assets
          . (a) Either the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Licenses, the Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets. Either the Company or a Subsidiary, as the case may be, has good and marketable title to or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.19(a), 3.20(a) or 3.20(b) of the Disclosure Schedule and (ii) Permitted Encumbrances.

          (b) The Assets constitute all the properties, assets and rights forming a part of or used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Reference Balance Sheet Date, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.
          SECTION 3.23.  Customers
          . Section 3.23 of the Disclosure Schedule sets forth the names and addresses of the ten most significant customers of the Business (based on sales for the year ended January 31, 2000) that ordered goods or merchandise from the Company or any Subsidiary during the 12-month period ended January 31, 2000 and the amount for which each such customer was invoiced during such period and during the three-month period ended April 30, 2000. Within three (3) Business Days after the date hereof, the Company will make available to the Purchaser, and permit the Purchaser to copy, the names and addresses of all the customers of the Business that ordered goods or merchandise from the Company or any Subsidiary for both the 12-month period ended January 31, 2000 and the three-month period ended April 30, 2000 and the amount for which each such customer was invoiced during such period. Neither the Company nor any Subsidiary has received any notice or has any reason to believe that any significant customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

          SECTION 3.24.  Suppliers
          . Section 3.24 of the Disclosure Schedule sets forth the names and addresses of the ten most significant suppliers (based on aggregate purchases for the year ended January 31, 2000) from which the Company or Subsidiary ordered raw materials, supplies, merchandise and other goods for the Business during the 12-month period ended January 31, 2000 and the amount for which each such supplier invoiced the Company or any Subsidiary during such period and during the three-month period ended April 30, 2000. Within three (3) Business Days following the date hereof, the Company will make available to the Purchaser, and permit the Purchaser to copy, the names and addresses of all the suppliers from which the Company or any Subsidiary ordered raw materials, supplies, merchandise and other goods for the Business for both the 12-month period ended January 31, 2000 and the three-month period ended April 30, 2000 and the amount for which each such supplier invoiced the Company or any Subsidiary during such period. Neither the Company nor any Subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

          SECTION 3.25.  Employee Benefit Matters
          .
      (a)  Plans and Material Documents.  Section 3.25(a) of the
Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, change in control or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section
4212(c) of ERISA and (iv) any contracts, arrangements or understandings between any Stockholder or any Affiliate of any Stockholder and any employee of the Company or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "Plans"). Each Plan is in writing and the Company has made available to the Purchaser a complete and accurate copy of each Plan. The Company shall make available to the Purchaser within three (3) Business Days after the date hereof a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as set forth in Section 3.25(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
          (b)  Absence of Certain Types of Plans.  None of the
Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans provides for the payment of separation, severance, termination or similar type benefits to any Person or obligates the Company or any Subsidiary to pay separation, severance, termination, retirement, enhanced benefits or any acceleration, vesting, distribution or increase in benefit or obligation or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

          (c) Compliance with Applicable Law. Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. The Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

          (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or
Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

          (e) Absence of Certain Liabilities and Events. With respect to the Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or the Subsidiaries could be expected to be subject to any liability under the terms of such plans, ERISA, the Code or any other applicable Law.

          (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes, no such deduction has been challenged or disallowed by any government entity and no fact or event exists that could give rise to any such challenge or disallowance. As of the Closing Date, no Plan that is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

          (g) Certain Employee Benefits Assets. Each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any of the Plans and any annuity contracts purchased by (i) any of the Plans or (ii) any pension benefit plans (as defined in Section 3(2) of ERISA) that provided benefits to any current or former employees of the Company or any Subsidiary was issued by an insurance company that carried the highest rating from each of Duff & Phelps Credit Rating Co., Standard & Poor's Insurance Rating Services,
A.M. Best Company and Moody's Investors Service, as of the date such contract was issued, the date hereof and the Closing Date.

          SECTION 3.26.  Labor Matters

          . (a) Except as set forth in Section 3.26 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit within the Company or any Subsidiary;
(b) there are no controversies, strikes, slowdowns or work stoppages pending or threatened between the Company or any Subsidiary and any of their respective employees and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary; (e) the Company and each Subsidiary are currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) the Company and each Subsidiary have paid in full to all their respective employees or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary; (h) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; and (j) there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, that has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person.

          SECTION 3.27.  Salaried Employees
          . (a) Within three (3) Business Days after the date hereof, the Company will make available to the Purchaser, and permit the Purchaser to copy, a list setting forth the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1998, 1999 and 2000, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Subsidiary.
          (b) Section 3.27(b) of the Disclosure Schedule sets forth the directors, officers, employees and other persons that are under written obligation to the Company or any Subsidiary to maintain in confidence all confidential or proprietary information acquired in the course of employment or engagement with the Company or any Subsidiary or to assign to the Company or any Subsidiary all inventions made within the scope of employment or engagement with the Company or any Subsidiary during such employment or engagement. The Company and the Stockholders shall use reasonable efforts to afford to the Purchaser as of the Closing Date the benefits of the confidentiality provisions relating to any director, officer, employee or other person set forth in Section 3.27(b) of the Disclosure Schedule to the extent that the benefits of such confidentiality provisions are not provided to the Purchaser in this Agreement or an Employment Agreement.
          SECTION 3.28.  Certain Interests
          . (a) No stockholder, officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, officer or director:

          (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary, provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any competitor, supplier or customer, that are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;
          (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company or any Subsidiary uses or has used in the conduct of the Business or otherwise; or
          (iii)     has outstanding any Indebtedness to the
     Company or any Subsidiary.
          (b) Except as set forth in Section 3.28(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability or any other obligation of any nature whatsoever to any officer, director or stockholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.
          SECTION 3.29.  Taxes
          . (a) (i) All returns and reports in respect of Taxes required to be filed with respect to the Company and each Subsidiary have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports (insofar as they relate to the activities or income of the Company or any Subsidiary) are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) and, to the knowledge of the Company, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary;
(vi) no consent under section 341(f) of the Code has been filed with respect to the Company or any Subsidiary or of the Business;
(vii) all sales and license transactions between the Company and any Subsidiary, and between any of the Subsidiaries, have been conducted on an arm's-length basis; (viii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;
(ix) neither the Company nor any Subsidiary is subject to any accumulated earnings tax, personal holding company tax or similar tax; and (x) neither the Company nor any Subsidiary is or has been a U.S. real property holding corporation within the meaning of section 897 of the Code.

          (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company, any Subsidiary or the Business may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Company, any Subsidiary or the Business; (iii) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company, any Subsidiary or the Business would be subject; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.
          (c) (i) Section 3.29(c) of the Disclosure Schedule lists all income, franchise and similar tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 1996, indicates the most recent income, franchise or similar tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all tax Returns that currently are the subject of audit; and (ii) the Stockholders have made available to the Purchaser, or shall make available to the Purchaser within three
(3) Business Days after the date hereof, correct and complete copies of all federal, state and foreign income, franchise and similar tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 1996.
          (d) For purposes of determining whether the conditions to Closing have been satisfied (but not for purposes of the Stockholders' indemnification of the Purchaser pursuant to Section 7.01(a)), the representations in Section 3.29(a) shall apply only with respect to items that could have a Material Adverse Effect on the Company, any Subsidiary, or the Business. For purposes of the Stockholders' indemnification of the Purchaser pursuant to
Section 7.01(a), the representations in Section 3.29(a) shall be deemed to have been made with no exception.
          (e) On the Reference Balance Sheet, reserves and allowances have been provided, and on the Closing Balance Sheet reserves and allowances will be provided, in each case adequate to satisfy all Liabilities for Taxes relating to the Company, the Subsidiaries and the Business for periods through the Closing Date (without regard to the materiality thereof).
          SECTION 3.30.  Insurance
          . (a) Section 3.30(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years:

          (i) the name, address and telephone number of the agent or broker;
          (ii) the name of the insurer and the names of the principal insured and each named insured;
          (iii)     the policy number and the period of coverage;
          (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and
          (v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.
          (b)  With respect to each such insurance policy:
(i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and
(iv) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or currently has a rating of "B+" or below from A.M. Best & Co. or a claims-paying ability rating of "BBB" or below from Standard & Poor's, Inc.

          (c) There are no risks against which the Company or any Subsidiary is self-insured or which are covered under any risk retention program in which the Company or any Subsidiary participates.

          (d) All material assets, properties and risks of the Company and each Subsidiary are, and for the past five years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be.
          (e) At no time subsequent to December 31, 1997 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage that it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage or received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in
Section 3.30(a) of the Disclosure Schedule will not be available in the future on substantially the same terms as those that are now in effect or (iii) suffered any extraordinary increase in premium for renewed coverage. Since January 1, 1998, no insurance carrier has cancelled, failed to renew or materially reduced any insurance coverage for the Company or any Subsidiary or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

          (f) At the time of the Closing, all insurance policies currently in effect will be outstanding and duly in force.

          (g) All of the Assets are insurable on customary terms at commercially reasonable rates and no Asset will cease to be insurable on terms substantially similar to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

          (h) No insurance policy listed in Section 3.30(a) of the Disclosure Schedule will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

          SECTION 3.31.  Accounts; Lockboxes; Safe Deposit Boxes;
Powers of Attorney

          . Section 3.31 of the Disclosure Schedule is a true and complete list of (a) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or any Subsidiary has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (b) the location of all lockboxes and safe deposit boxes of the Company and each Subsidiary and the names of all Persons authorized to draw thereon or have access thereto and (c) the names of all Persons, if any, holding powers of attorney from the Company or any Subsidiary. At the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary shall have any such account, lockbox or safe deposit box other than those listed in Section 3.31 of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney relating to the Company, any Subsidiary or the Business or from the Company or any Subsidiary. Except as disclosed in
Section 3.31 of the Disclosure Schedule, the Stockholders have not commingled monies or accounts of the Company or any Subsidiary with other monies or accounts of the Stockholders nor have the Stockholders transferred monies or accounts of the Company or any Subsidiary other than to an account of the Company or such Subsidiary. At the time of the Closing, all monies and accounts of the Company and each Subsidiary shall be held by, and be accessible only to, the Company or such Subsidiary.
          SECTION 3.32.  Full Disclosure
          . No representation or warranty of the Company or any Stockholder in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          SECTION 3.33.  Brokers
          . No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Company or any Stockholder.

                            ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                         OF THE PURCHASER

          As an inducement to the Company and each Stockholder to enter into this Agreement, the Purchaser hereby represents and warrants to the Company and each Stockholder as follows:

          SECTION 4.01.  Organization and Authority of the
Purchaser

          . The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser.
This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company, each Stockholder that is a party thereto and, in the case of the Escrow
Agreement, the Escrow Agent) this Agreement and the Ancillary
Agreements constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

          SECTION 4.02.  No Conflict
          . Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Company or any Stockholder, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties is bound, that would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.
          SECTION 4.03.  Governmental Consents and Approvals
          . The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except the requirements of the HSR Act.

          SECTION 4.04.  Investment Purpose
          . The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

          SECTION 4.05.  Litigation
          . No claim, action, proceeding or investigation is pending or, to the knowledge of the Purchaser, threatened, which seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect the Purchaser's ability to consummate, the transactions contemplated by this Agreement and the Ancillary Agreements.

          SECTION 4.06.  Brokers
          . No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on

                            behalf of the Purchaser. ARTICLE V

                       ADDITIONAL AGREEMENTS

          SECTION 5.01.  Conduct of Business Prior to the Closing
          . (a) The Company and the Stockholders covenant and agree that, except as described in Section 5.01(a) of the Disclosure Schedule, between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the past practice of the Company or such Subsidiary. Without limiting the generality of the foregoing, except as described in Section
5.01(a) of the Disclosure Schedule, the Company shall and shall cause each Subsidiary to (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables;
(iii) use its reasonable best efforts to (A) preserve intact its business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.20(b) of the Disclosure Schedule that by its terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction that could cause any representation or warranty of the Company or any Stockholder to be untrue in any material respect (or in the case of any representation or and warranty that is qualified as to materiality, that could cause such representation or warranty to be untrue in any respect) or result in a breach of any covenant made by the Company or any Stockholder in this Agreement.

          (b) Except as described in Section 5.01(b) of the Disclosure Schedule, the Company and the Stockholders covenant and agree that, prior to the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of
Section 3.14 (including, without limitation, clauses (a) through (aa) thereof); provided that, the Company and the Subsidiaries may issue purchase orders or otherwise agree to make any purchases in the ordinary course of business to customers and in amounts consistent with past practice to satisfy customer orders or future business.
          (c) Between the date hereof and the Closing, the Company shall promptly make available to the Purchaser copies of, and permit the Purchaser to copy, (i) each material purchase order issued by the Company or any Subsidiary and (ii) each sales order.
          SECTION 5.02.  Access to Information
          . (a) From the date hereof until the Closing, upon reasonable notice, the Company shall and shall cause its officers, directors, employees, agents representatives, accountants and counsel and shall cause the Subsidiaries and each of the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

          (b) In order to facilitate the resolution of any claims made against or incurred by the Company or any Stockholder prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Company and the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Subsidiaries and (ii) upon reasonable notice, afford any Stockholder reasonable access (including the right to make, at the expense of such Stockholder, photocopies), during normal business hours, to such books and records.

          (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Company or any Subsidiary after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, each Stockholder shall (i) retain the books and records of such Stockholder that relate to the Business, the Company and the Subsidiaries and their operations for periods prior to the Closing and that shall not otherwise have been delivered to the Purchaser, the Company or any Subsidiary and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, the Company or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Company or such Subsidiary), during normal business hours, to such books and records.

          SECTION 5.03.  Confidentiality

          . (a) Each Stockholder agrees to advise any of its agents, representatives and Affiliates with access to Confidential
Information of such Stockholder's obligations hereunder with respect to Confidential Information, and shall, and shall cause its agents, representatives or Affiliates to: (i) except as required by Law, treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, employees, customers and suppliers, pricing and marketing plans, policies and strategies, details of client, employee and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, the Company and each Subsidiary
("Confidential Information"), (ii) in the event that such Stockholder or any such agent, representative or Affiliate becomes legally compelled to disclose any Confidential Information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03(a), (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this
Section 5.03(a), furnish only that portion of such Confidential
Information that is legally required to be provided and exercise his or her reasonable best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all Confidential
Information then in the possession of such Stockholder or any of its agents, representatives or Affiliates and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of such Stockholder or any of its agents, representatives or Affiliates and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Stockholder, its agents, representatives or Affiliates; provided further that, with respect to Intellectual
Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Each Stockholder agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.03(a) are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

          (b) The Purchaser agrees to advise any of its agents, representatives, Affiliates, employees, officers and directors with access to Confidential Information of the Purchaser's obligations hereunder with respect to Confidential Information and shall, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) except as required by Law, treat and hold as confidential (and not disclose or provide access to any Person to) all Confidential Information, (ii) in the event that the Purchaser or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such Confidential Information, provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other remedy or waive compliance with this Section 5.03(b), (iii) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 5.03(b), furnish only that portion of such Confidential Information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information and (iv) except as required by Law, use Confidential Information solely in connection with the consideration and evaluation of the transactions contemplated by this Agreement; provided, however, that none of the foregoing obligations shall apply to the Purchaser following the Closing. In the event this Agreement is terminated, the Purchaser agrees not to, and shall cause its agents, representatives, Affiliates, employees, officers and directors not to, discuss or otherwise disclose, except as required by Law, the circumstances leading to termination to the extent such information is non-public, and shall, and shall cause its agents, representatives, Affiliates, employees, officers and directors to, destroy any and all copies (in whatever form or medium) of all Confidential Information then in the possession of the Purchaser or any of its agents, representatives, Affiliates, employees, officers or directors and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. This Section 5.03(b) shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Purchaser, its agents, representatives, Affiliates, employees, officers and directors; provided that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Purchaser agrees and acknowledges that remedies at law for any breach of its obligations under this
Section 5.03(b) are inadequate and that in addition thereto the Stockholders shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

          SECTION 5.04.  Regulatory and Other Authorizations;
Notices and Consents

          . (a) The Company and the Stockholders shall use their reasonable best efforts to obtain (or cause the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

          (b) The Company and the Stockholders shall or shall cause the Subsidiaries to give promptly such notices to third parties and use their reasonable best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole and absolute discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.
          (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Company and the Stockholders in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole and absolute discretion may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.
          (d) The parties hereto agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business, the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Stockholders will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
          SECTION 5.05.  Notice of Developments
          . Prior to the Closing, the Company and the Stockholders shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company or any Stockholder in this Agreement or which could have the effect of making any representation or warranty of the Company or any Stockholder in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Subsidiary or the Business.

            SECTION 5.06.  Use of Intellectual Property

          . (a) The Company and the Stockholders acknowledge that from and after the Closing, the name "Delco" and all similar or related names, marks and logos (all of such names, marks and logos being the "Company Marks") shall be owned by the Company or a Subsidiary, that none of the Stockholders or any of their Affiliates shall have any rights in the Company Marks and that none of the Stockholders or any of their Affiliates will contest the ownership or validity of any rights of the Purchaser, the Company or any Subsidiary in or to the Company Marks.

           (b)  From and after the Closing, none of the
Stockholders or any of their Affiliates shall use any of the Owned Intellectual Property or any of the Licensed Intellectual
Property.

          (c) From the date hereof to the Closing, none of the Stockholders, the Company or any Subsidiary shall, without the permission of Purchaser (i) sell, assign, or grant any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or Licenses, (ii) grant to any third party any license with respect to any Owned Intellectual
Property or Licensed Intellectual Property, other than licenses of Company Software to the customers of the Business in the ordinary course of business, (iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Owned
Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or nondisclosure covenant protecting against disclosure thereof.
          (d) From the date hereof to the Closing, the Company shall perform all applicable filings, recordings and other acts, and pay all required fees and taxes, to maintain and protect its interest in each and every item of Owned Intellectual Property and Licensed Intellectual Property.
          SECTION 5.07.  Non-Competition
          . (a) In partial consideration of the payments made to the Stockholders under this Agreement, the Stockholders agree that, for a period of five years after the Closing (the
"Restricted Period"), the Stockholders shall not engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Purchaser, the Business, the Company or any Subsidiary as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Business, the Company or any Subsidiary in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Purchaser, the Business, the Company or any Subsidiary as of the Closing Date; provided, however, that, for the purposes of this
Section 5.07, ownership of securities having no more than one percent of the outstanding voting power of any entity that competes either directly or indirectly, with the Purchaser, the Business, the Company or any Subsidiary which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 5.07 as long as the Person owning such securities has no other connection or relationship with such entity.

         (b) As a separate and independent covenant, each Stockholder agrees with the Purchaser that, for the Restricted Period, such Stockholder will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, the Company or any Subsidiary as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business competitive with the Business with any customers of the Business, the Company or any Subsidiary with whom the Business, the Company or any Subsidiary had any dealings during the period of time in which the Company was an Affiliate of such Stockholder or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, the Company or any Subsidiary, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business, the Company or any Subsidiary, or induce or attempt to induce any of them to leave the employ of the Company or any Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary.

          (c) The Restricted Period shall be extended by the length of any period during which any Stockholder is in breach of the terms of this Section 5.07.
         (d)  The purchase price for the covenants of this
Section 5.07 shall be $8,650,000 (the "Non-Compete Purchase
Price"), allocated among the Stockholders as set forth in Exhibit
5.07.  On the date of each installment payment set forth in Exhibit
2.04 (or, if such date does not fall on a Business Day, the first
Business Day following such date), the Purchaser shall pay to each Stockholder such Stockholder's installment of the NonCompete
Purchase Price as set forth in Exhibit 5.07. With respect to each Stockholder, the payments shall be made by wire transfer in immediately available funds to the Purchase Price Bank Account or such other account designated by such Stockholder in writing to the Purchaser at least five Business Days prior to the date on which such payment is due. The parties hereto acknowledge that the Purchaser's obligations to make payments pursuant to this Section
5.07(d) terminate following the final installment payment required pursuant to Exhibit 5.07.

          (e) The parties hereto acknowledge that the obligations of Section 5.07(a) and 5.07(b) shall not apply with respect to the Stockholders ownership and operation of SDC, in a manner consistent with past practice, during the Exempt Term.

          (f) Each Stockholder acknowledges that the covenants of such Stockholder set forth in this Section 5.07 are an essential element of this Agreement and that, but for the agreement of such Stockholder to comply with these covenants, the Purchaser would not have entered into this Agreement. Each Stockholder acknowledges that this Section 5.07 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. Each Stockholder has independently consulted with his or her counsel and after such consultation agrees that the covenants set forth in this Section
5.07 are reasonable and proper.

          (g) The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.07. It is the intention of the parties that the provisions in this Section 5.07 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions in this Section 5.07 shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated in this Section 5.07 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained in this Section 5.07 to cover the maximum period, scope and geographical area permitted by law.

          SECTION 5.08.  Release of Indemnity Obligations

          . The Stockholders covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and each Subsidiary from any and all obligations to indemnify the Stockholders or otherwise hold them harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

          SECTION 5.09.  Transfer of SDC
          . Prior to the Closing, the Company and the Stockholders covenant and agree to transfer all of the outstanding capital stock of SDC to the Stockholders on terms reasonably acceptable to the Purchaser (which terms shall include an assignment of the SDC Lease to SDC and an agreement to discontinue the use of the name "Delco" and all similar or related names, marks and logos). Within six months after the Closing Date (the "Exempt Term"), the Stockholders covenant and agree to sell, transfer or otherwise dispose of SDC to a third party unaffiliated with the Stockholders. If, at the expiration of the Exempt Term, the Stockholders have not sold, transferred or otherwise disposed of SDC, the Stockholders covenant and agree to liquidate SDC. The Purchaser covenants and agrees that, during the Exempt Term, the Purchaser shall cause the Company to continue to provide financial and accounting services to SDC on terms consistent with past practice.

          SECTION 5.10.  Guarantee
          . The Purchaser shall use reasonable efforts to obtain a release for Perry Delman from his guarantee of the Company's obligations under the Company's credit agreement with The Chase Manhattan Bank and European American Bank dated as of August 12, 1999; provided that the Purchaser shall not be required to pay any money in connection with such release or to substitute itself as guarantor.

          SECTION 5.11.  Further Action
          . Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

          ARTICLE VI
                         EMPLOYEE MATTERS

          SECTION 6.01.  Phantom Shares
          . Prior to the Closing, the Company shall take all action appropriate and necessary to cash out each outstanding phantom stock unit award issued under the Phantom Stock Plan (the "Phantom Stock Award") in accordance with the terms of the Phantom Stock Plan. The Company agrees that it shall not grant or award or cause to be granted or awarded any Phantom Stock Award from the date hereof and the Company further agrees that it shall take all action that is appropriate and necessary prior to the Closing Date
(i) to terminate the Phantom Stock Plan, effective as of the day before the Closing Date, and (ii) to obtain a release of all claims on behalf of all holders of Phantom Share Awards on terms reasonably satisfactory to the Purchaser.

                            ARTICLE VII

                            TAX MATTERS

          SECTION 7.01.  Indemnity

          . (a) The Stockholders agree to indemnify and hold harmless the Purchaser, the Company and each Subsidiary against the following Taxes and, except as otherwise provided in Section 7.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such
Taxes: (i) Taxes imposed on the Company or any Subsidiary with respect to taxable periods ending on or before the Closing Date;
(ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company or any Subsidiary which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date;
(iii) Taxes imposed on the Stockholders or imposed on any member of any affiliated group with which any of the Company and the Subsidiaries file or have filed a Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date; and (iv) Taxes imposed on the Purchaser, the Company or any Subsidiary as a result of any breach of warranty or misrepresentation under Section 3.29.

          (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:
          (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
          (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

          SECTION 7.02.  Returns and Payments

          . (a) From the date of this Agreement through and after the Closing Date, the Stockholders shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("Returns") relating to the Company and the Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to any taxable period ending after the Closing Date). Returns of the Company and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries (except to the extent counsel for the Stockholders or the Company render a legal opinion that there is no reasonable basis in law therefor or determines that a Return cannot be so prepared and filed without being subject to penalties). With respect to any Return required to be filed by the Purchaser or the Stockholders with respect to the Company and the Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 7.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return.

     (b) The Stockholders shall pay or cause to be paid when due and payable all Taxes with respect to the Company and the Subsidiaries for any taxable period ending on or before the Closing Date and the Purchaser shall so pay or cause to be paid Taxes for any taxable period after the Closing Date (subject to its right of indemnification from the Stockholders by the date set forth in Section 7.04 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 7.01(a) and 7.01(b)).
          SECTION 7.03.  Contests
          . (a) After the Closing, the Purchaser shall promptly notify the Stockholder Representative in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or of any of the Company and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this
Article VII; provided, however, that a failure to give such notice will not affect the Purchaser's right to indemnification under this Article VII except to the extent, if any, that, but for such failure, the Stockholders could have avoided all or a portion of the Tax liability in question.

          (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Stockholders acknowledge in writing their liability under this Agreement to hold the Purchaser, the Company and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an adjustment allocable under
Section 7.01(b) to the portion of such year ending on or before the Closing Date), the Stockholder Representative shall have the right at the Stockholders' expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Stockholders have acknowledged their liability; the Purchaser also may participate in any such audit or proceeding and, if the Stockholder Representative does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Stockholder Representative setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Stockholders have acknowledged their liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.
          (c) With respect to issues relating to a potential adjustment for which both the Stockholders (as evidenced by its acknowledgment under this Section 7.03) and the Purchaser, the Company or any Subsidiary could be liable, (i) both the Purchaser and the Stockholder Representative may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by the Purchaser and the Stockholder Representative.
          (d) Neither the Stockholders nor the Stockholder Representative shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect the Purchaser for such year or a subsequent year without the written consent of the Purchaser, which consent may not be unreasonably withheld. The Purchaser shall not enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect any Stockholder for such year or a subsequent year without the written consent of the Stockholder Representative, which consent may not be unreasonably withheld. The Purchaser and the Stockholders (including the Stockholder Representative) agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any audit or proceeding.
          SECTION 7.04.  Time of Payment
          . Payment by the Stockholders of any amounts due under this Article VII in respect of Taxes shall be made (i) at least three Business Days before the due date of the applicable estimated or final Return required to be filed by the Purchaser on which is required to be reported income for a period ending after the Closing Date for which the Stockholders are responsible under Sections 7.01(a) and 7.01(b) without regard to whether the Return shows overall net income or loss for such period, and (ii) within three Business Days following an agreement between the Stockholder Representative and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in Section 1313(a) of the Code.
If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Stockholders of any amounts due under this Article VII shall be made within five Business Days after the date when the Stockholder Representative has been notified by the Purchaser that the Stockholders have a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

          SECTION 7.05.  Cooperation and Exchange of Information
          . The Stockholders and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Company or the Subsidiaries or any part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Stockholders shall make their employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Stockholders and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns. Any information obtained under this Section 7.05 shall be kept confidential except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 7.06.  Conveyance Taxes
          . The Stockholders shall be liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. The Stockholders, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Stockholders to comply with the foregoing.

          SECTION 7.07.  Miscellaneous
          . (a) Any tax sharing, tax allocation or similar agreement or arrangement between the Stockholders and the Company or any Subsidiary shall be terminated immediately prior to the Closing.
          (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Stockholders to indemnify and hold harmless the Purchaser, the Company and the Subsidiaries pursuant to this Article VII, and the representations and warranties contained in Section 3.29, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).
          (c) From and after the date of this Agreement, the Stockholders shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, revoke or change, or cause or permit to be made, revoked or changed, any express or deemed Tax election or method of Tax accounting that would affect the Company or any Subsidiary or settle or compromise any liability with respect to Taxes of the Company or any Subsidiary.
          (d) The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VII.
          (e) All payments made by any party hereto to or for the benefit of any other party hereto under this Article VII or under
Article IX (i) shall be made net of Tax benefits actually realized by the indemnified party in respect of the claim giving rise to the indemnity payment and (ii) shall be treated as adjustments to the Purchase Price or as capital contributions for Tax purposes and such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an afterTax basis.
                           ARTICLE VIII
                       CONDITIONS TO CLOSING
          SECTION 8.01. Conditions to Obligations of the Company and the Stockholders
          .   The obligations of the Company and each Stockholder
to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of another date, which shall be true and correct as of such date), the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Stockholders shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;
          (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Company, the Purchaser or any Stockholder, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Stockholders, is likely to render impossible or unlawful the consummation of such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if the Company or any Stockholder has directly or indirectly solicited or encouraged any such Action;
          (d) Resolutions. The Stockholders shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;
          (e) Incumbency Certificate. The Stockholders shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;
          (f) Legal Opinion. The Stockholders shall have received from Catherine Suttmeier, General Counsel to the Purchaser, a legal opinion, addressed to the Stockholders and dated the Closing Date, covering matters reasonably requested by the Stockholders;
          (g) Ancillary Agreements. Each Ancillary Agreement shall be in full force and effect; provided, however, that the provisions of this Section 8.01(g) shall not apply if the failure of any Ancillary Agreement to be in full force and effect is attributable to any act or failure to act by the Company or any Stockholder.
          SECTION 8.02.  Conditions to Obligations of the
Purchaser

          . The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Stockholders contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of another date, which shall be true and correct as of such date), the covenants and agreements contained in this Agreement to be complied with by the Company and the
Stockholders on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Company and the Stockholders to such effect signed, in the case of the Company, by a duly authorized officer thereof and by each Stockholder;
     (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;
     (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Company, the Purchaser or any Stockholder, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Purchaser believes, in its sole and absolute discretion, is likely to render impossible or unlawful the consummation of the transactions contemplated by this Agreement or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole and absolute discretion of the Purchaser, the consummation of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has solicited or encouraged any such Action;
    (d) Resolutions of the Company. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company and the Stockholders evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

     (e) Incumbency Certificate of the Company. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

     (f) Legal Opinion. The Purchaser shall have received from Salon, Marrow, Dyckman & Newman, LLP a legal opinion, addressed to the Purchaser and dated the Closing
Date, covering matters reasonably requested by the Purchaser;

     (g) Consents and Approvals. The Purchaser, the Company, and the Stockholders shall have received, each in form and substance satisfactory to the Purchaser in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which the Purchaser in its sole and absolute discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all consents set forth in Section 3.06 of the Disclosure Schedule and all third party consents required under any Material Contracts;

     (h) Organizational Documents. The Purchaser shall have received a copy of (i) the Certificate of Incorporation, as amended (or similar organizational documents), of the Company and of each Subsidiary, certified by the secretary of state of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of the Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity;
     (i) Minute Books. The Purchaser shall have received a copy of the minute books and stock register of the Company and each Subsidiary, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date;
     (j) FIRPTA. The Stockholders shall have delivered to the Purchaser a statement from the Company (in a form reasonably satisfactory to the Purchaser) pursuant to Treasury regulation section 1.897-2(h), certifying that the Shares are not a United States real property interest within the meaning of section 897 of the Code;
     (k) Good Standing; Qualification to Do Business. The Purchaser shall have received good standing certificates for the Company and for each Subsidiary from the secretary of state of the jurisdiction in which each such entity is incorporated or organized dated as of a date not earlier than five Business Days prior to the Closing Date and accompanied by bring-down telegrams dated the Closing Date;
    (l) Release of Indemnity Obligations. The Purchaser shall have received the general release and discharge from the Stockholders referred to in Section 5.08 in form and substance satisfactory to the Purchaser in its sole and absolute discretion;

     (m) Due Diligence. The Purchaser shall have completed all its business, legal, accounting and environmental due diligence with respect to the Business, the Company and the Subsidiaries and shall, in its sole and absolute judgment, be satisfied with the results thereof;

    (n) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

     (o) Stockholders' Agreement. The Purchaser shall have received, in form reasonably satisfactory to the Purchaser, a termination and release of the Stockholders' Agreement executed by the Stockholders; and

    (p) Ancillary Agreements. Each Ancillary Agreement shall be in full force and effect; provided, however, that the provisions of this Section 8.02(p) shall not apply if the failure of any Ancillary Agreement to be in full force and effect is attributable to any act or failure to act by the Purchaser.

                      ARTICLE IX
                    INDEMNIFICATION

          SECTION 9.01.  Survival of Representations and
Warranties

          . The representations and warranties of the parties hereto contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing until two years following the Closing Date; provided, however, that (a) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, 3.33, 4.01 and
4.06 shall survive indefinitely, (b) the representations and warranties dealing with Tax matters shall survive as provided in
Section 7.07(b) and (c) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Company or any Stockholder contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims. Neither the period of survival nor the liability of any Stockholder with respect to the representations and warranties of the Company or any Stockholder shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Stockholder Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          SECTION 9.02.  Indemnification by the Stockholders
          . (a) The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless by the Stockholders, jointly and severally, for and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties
(including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

          (i) the breach of any representation or warranty made by the Company or any Stockholder contained in this Agreement or the Ancillary Agreements; or
          (ii) the breach of any covenant or agreement by the Company or any Stockholder contained in this Agreement or the Ancillary Agreements; or
          (iii) Liabilities of the Company or any Subsidiary not reflected on the Reference Balance Sheet, whether arising before or after the Closing Date, arising from or relating to the ownership or actions or inactions of the Company or such Subsidiary or the conduct of the Business prior to the Closing; or
          (iv) any and all Losses suffered or incurred by the Purchaser, the Company or any Subsidiary by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Company or any Stockholder occurring or existing prior to the Closing; or

          (v) the excess of the amounts payable by the Purchaser following the Closing Date that relate to service by any employee of the Company through to the Closing Date.

To the extent that the Stockholders' undertakings set forth in this Section 9.02 may be unenforceable, each Stockholder shall contribute the maximum amount that he or she is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser, the Company and the Subsidiaries.

          (b)  An Indemnified Party shall give the Stockholder
Representative notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Stockholders under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third
Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified
Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Stockholder Representative notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Stockholders from any of its obligations under this Article IX except to the extent that the Stockholders are materially prejudiced by such failure and shall not relieve the Stockholders from any other obligation or Liability that they may have to any Indemnified
Party otherwise than under this Article IX.  If the Stockholder
Representative acknowledges in writing the Stockholders' obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Stockholder Representative shall be entitled to assume and control the defense of such Third Party Claim at the Stockholders' expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion, for the same counsel to represent both the Indemnified
Party and the Stockholders, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Stockholders. In the event that the Stockholder
Representative exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Stockholder
Representative in such defense and make available to the Stockholder Representative, at the Stockholders' expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Stockholder Representative. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Stockholder
Representative shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Stockholders' expense, all such witnesses, records, materials and information in the Stockholders' possession or under the Stockholders' control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Stockholder Representative or the Stockholders without the prior written consent of the Indemnified Party.
          (c) No claim may be made against the Stockholders for indemnification pursuant to Section 9.02(a)(i) unless the aggregate of all Losses of the Indemnified Parties with respect to
Section 9.02(a)(i) shall exceed an amount equal to $100,000, in which case the Stockholders shall be liable for all of such Loss
(subject to Section 9.02(d)).
          (d) The maximum amount of indemnifiable Losses that may be recovered from the Stockholders arising out of this Agreement shall be equal to $15,000,000.
          SECTION 9.03.  Distributions from Indemnity Escrow Fund
          . In the event that (a) the Stockholder Representative shall not have objected to the amount claimed by the Purchaser for indemnification with respect to any Loss or (b) the Stockholder
Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Purchaser and either (i) the Stockholder Representative and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Stockholders are obligated to indemnify the Purchaser for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from Stockholders and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from the Stockholder Representative and the Purchaser or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Purchaser from the Indemnity Escrow Fund any amount determined to be owed to the Purchaser under this Article IX in accordance with the Escrow Agreement.

          SECTION 9.04.  Tax Matters
          . Anything in this Article IX (except for the specific reference to Tax matters in Section 9.01) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII.

             SECTION 9.05.  Appointment of Stockholder
Representative

          . (a) The Stockholders do hereby constitute and appoint Robert Delman (and each successor appointed in accordance with Section 9.05(c) of this Agreement) (the "Stockholder
Representative") the agent and true and lawful attorney-in-fact of them and each of them, in the name, place and stead of them and each of them, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, and in connection with the performance of the various actions required or permitted to be performed on behalf of the Stockholders under this Agreement, which shall include the following purposes and with the following powers, all of which shall be exercised by the Stockholder Representative to the same extent as if the Stockholders themselves were acting, and Robert
Delman (and any successor) hereby accepts such appointment and agrees to use his or her best efforts to exercise such powers in accordance with the terms hereof:
          (i) to agree to, and to execute and deliver, such agreements, documents and instruments as the Stockholder
     Representative, in his or her sole discretion, may deem necessary and advisable, and act for and on behalf of each of the Stockholders, in each case solely in connection with the matters set forth in this Agreement;
          (ii) to receive and hold in trust, in a segregated account or accounts established for the benefit of the Stockholders, any sums of money paid or to be paid by the Purchaser pursuant to this Agreement, including, without limitation, the Purchase Price, distributions from the escrow pursuant to the Escrow Agreement and any other amounts payable to the Stockholder Representative under this Agreement on behalf of the Stockholders (the "Payments"), and to promptly apply such Payments for the payment of any sums due or to become due to the Stockholders from the Purchaser by virtue of the terms of this Agreement in accordance with the respective interests of the Stockholders;
          (iii) to exercise any and all rights granted to the Stockholder Representative on behalf of the Stockholders under the terms of this Agreement, the Ancillary Agreements and any and all collateral documents delivered by the Purchaser or any other Person, firm or corporation during the term of this Agreement;
          (iv) either in his or her own name as Stockholder
     Representative or as attorney-in-fact for the Stockholders, or in any one or more capacities, to enforce and protect the rights and interests of the Stockholders and/or the Stockholder Representative arising out of or under or in any manner relating to this Agreement, including, in connection therewith, to (A) assert any claim or institute any action or proceeding, including without limitation, suits against the Purchaser arising out of this Agreement; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by the Purchaser or any other Person, firm or corporation or by any federal, state or local governmental or regulatory authority, against the Stockholder Representative and/or any of the Stockholders in any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as he or she, in his or her sole discretion, may deem advisable or necessary; (D) file and prosecute appeals from any decision, judgment or award rendered in any such claims, action, proceeding or investigation; and (E) with the prior written consent of the Stockholders (which consent shall not be unreasonably withheld), compromise or settle on such terms as he or she shall determine to be appropriate, and give receipts, releases and discharges with respect to, and direct the Purchaser to make payments with respect to, any such claim, action, proceeding or investigation; it being understood that the Stockholder Representative shall not have any obligation to take any such actions described in the foregoing clauses
     (A) through (E) and no such failure to act on the part of the Stockholder Representative shall be deemed a waiver of any such right or interest by the Stockholder Representative or the Stockholders to take any such actions unless such waiver is in writing signed by the waiving party;
          (v) to modify, extend, change or waive any of the terms, provisions and conditions of this Agreement, the Escrow Agreement or any other Ancillary Agreement, and any other agreements hereafter executed or instruments hereafter delivered in connection therewith; and, in connection therewith, to execute, deliver and file any and all documents or instruments on behalf of the Stockholders to give effect to any such modification, extension, change or waiver; and
          (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that he or she in his or her sole and absolute discretion, may consider necessary or proper, in each case solely in connection with or to carry out the transactions contemplated by this Agreement; provided, however, that with respect to this
     Section 9.05(a), he or she shall not have the right to, and agrees that he or she will not, act as or hold himself or herself out as the representative of the Stockholders for any purpose other than the purposes specified in the Agreement.
          (b)  The grant of authority provided for in Section
9.05(a): (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder; (ii) may be exercised by the Stockholder
Representative either by signing separately as attorney-in-fact for each Stockholder or, after listing all of the Stockholders executing an instrument, by the signature of the Stockholder
Representative acting as attorney-in-fact for all of them; and
(iii) shall survive the delivery of an assignment by a Stockholder of the whole or any fraction of his interest hereunder.
          (c) The Stockholder Representative shall have the right to resign by notice in writing (the "Resignation Notice"), mailed by certified mail, return receipt requested, to each of the Purchaser and the Stockholders as follows:
          (i) If a Stockholder Representative shall not have arranged for a successor or substitute representative or, if any such successor or substitute representative shall not have been consented to by the Stockholders, and such Stockholder Representative shall resign or if such Stockholder Representative for any reason shall fail or cease to act as such hereunder or in the event of the commencement of any proceeding by or against such Stockholder
     Representative under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, custodian, trustee or other similar official is sought to be appointed for such Stockholder
     Representative, the Stockholders shall, by majority vote of the Stockholders, designate and appoint a new representative or representatives to act hereunder pursuant to the provisions of Section 9.05(a) hereof.
          (ii) A resignation of a Stockholder Representative and appointment of a successor representative shall become effective only upon the successor representative's acceptance of appointment as provided in this Section 9.05(c).
          (iii) If a new representative shall act as successor or substitute representative hereunder, the new representative shall agree in writing to accept the terms of this Agreement, subject, if applicable, to any additional terms to, or different terms from, this Agreement consented to under Section 9.05(c)(i) and promptly thereafter shall receive all monies, instruments, collateral security and other property and records held by his or her predecessors hereunder. No substitute or successor representative shall be liable for or obligated to examine the accounts, records or actions of any predecessor representative.
          (iv) Each substitute or successor representative acting hereunder shall be vested with all of the rights, powers, indemnities and immunities of the Stockholder Representative initially acting hereunder, and the Stockholders agree to do each and every act and thing necessary and appropriate to vest the same in each such substitute or successor representative.
          ARTICLE X
                      TERMINATION AND WAIVER

          SECTION 10.01. Termination

          . This Agreement may be terminated at any time prior to the Closing:

          (f) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect or (ii) the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding-up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;
          (g) by either the Stockholders or the Purchaser if the Closing shall not have occurred by October 31, 2000; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (h) by either the Purchaser or the Stockholders in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or
          (i) by the mutual written consent of the Stockholders and the Purchaser.
          SECTION 10.02. Effect of Termination
          . In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Sections 5.03 and 11.01 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement.
          SECTION 10.03. Waiver
          . The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered by the other parties hereto pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein of the other parties hereto.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this

Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                            ARTICLE XI

                        GENERAL PROVISIONS

          SECTION 11.01. Expenses

          . Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          SECTION 11.02. Notices
          . All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

            (a)  if to the Company or the Stockholders:

                  Delco International Ltd. (Inc.)
               19 Harbor Park Drive
                 Port Washington, New York  11050
               Attention:  General Counsel

          with copies to:

               Mr. Robert Delman
                112 Wooleys Lane
              Great Neck, NY 11023

          and

               Salon, Marrow, Dyckman & Newman,
               LLP 685 Third Avenue
                New York, NY  10017
               Attention:  Stephen Feinberg, Esq.

          (b)  if to the Purchaser:

                       Oneida Ltd.
               163-181 Kenwood Avenue Oneida, New York
               13421
Attention:  Catherine H. Suttmeier, Esq.

          with a copy to:

               Shearman & Sterling
                  599 Lexington Avenue
               New York, NY  10022
                 Attention:  Bonnie Greaves, Esq.

          SECTION 11.03. Public Announcements

          . The parties hereto agree that they will issue a press release announcing the execution of this Agreement promptly following such execution in substantially the form of Exhibit
11.03 hereto. Thereafter, neither the Company and the Stockholders, on the one hand, nor the Purchaser, on the other hand, shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consultation with the other party or parties, except as may be required by Law or any stock exchange. The parties shall cooperate, to the extent practicable, as to the timing and contents of any such press release or public announcement.

          SECTION 11.04. Headings
          . The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.05. Severability
          . If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          SECTION 11.06. Entire Agreement
          . This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

          SECTION 11.07. Assignment
          . This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the other parties hereto; provided further, however, that no assignment shall limit or affect the Purchaser's obligations to make any payments hereunder. Any attempted assignment in violation of this Section 11.07 shall be void.
            SECTION 11.08. No Third Party Beneficiaries
          . Except for the provisions of Article IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

          SECTION 11.09. Amendment
          .  This Agreement may not be amended or modified except
(a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section
10.03.

          SECTION 11.10. Governing Law
          . This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York. The parties hereto expressly consent to the jurisdiction of any such court and the venue therein.

          SECTION 11.11. Counterparts
          . This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 11.12. Specific Performance
          . The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of demonstration the inadequacy of monetary damages.

          IN WITNESS WHEREOF, the Company, the Stockholders and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
                                   DELCO INTERNATIONAL LTD.
                                    (INC.)
                                   By: /s/ ROBERT
                                   DELMAN_____________
                                     Name: Robert Delman


                                     Title: President


                                   PERRY DELMAN


                                   /s/ PERRY DELMAN


                                   ROBERT DELMAN


                                   /s/ ROBERT DELMAN


                                   PETER KRANES


                                   /s/ PETER KRANES


                                   MICHAEL SEHLMEYER /s/


                                   MICHAEL SEHLMEYER


                                   DENNIS KANFER


                                   /s/ DENNIS KANFER


                                   ONEIDA LTD.


                                   By:  /s/ PETER J. KALLET Name:
                                     Peter J. Kallet Title:
                                            President & CEO

                          EXHIBIT 5.07
                NON-COMPETE PURCHASE PRICE SCHEDULE
Perry Delman -- $4,000,000 payable over three years in quarterly installments of $333,333.33 commencing on the Closing Date.
Rob Delman -- $1,800,000 payable over three years in quarterly installments of $150,000 commencing on the Closing Date.
Peter Kranes -- $1,800,000 payable over three years in quarterly installments of $150,000 commencing on the Closing Date.
Michael Sehlmeyer -- $750,000 payable over three years in quarterly installments of $62,500 commencing on the Closing Date.

Dennis Kanfer -- $300,000 payable on the Closing Date.

                           EXHIBIT 11.03

                    FINAL FORM OF PRESS RELEASE

           ONEIDA LTD. TO ACQUIRE DELCO INTERNATIONAL; STRATEGIC ACQUISITION EXPANDS FOODSERVICE DIVISION
Oneida, NY - May xx, 2000 - Oneida Ltd. (NYSE:OCQ) today announced that it has signed a definitive agreement to acquire the stock of Delco International Ltd. (Inc.), including its wholly owned subsidiary, Delco Tableware International Inc., and its ABCO International division. Delco International is an established marketer of tableware products for the foodservice industry. A privately held company that has been in business for over 60 years, Delco International is headquartered in Long Island, N. Y., where its offices will remain. Delco International complements Oneida's current tableware businesses, and underscores Oneida's strategy of achieving global leadership as a complete tabletop company.

Under terms of the agreement, Oneida will acquire Delco
International for approximately $76 million in cash. The transaction is expected to close during Oneida's second quarter, which concludes July 29, 2000, and is subject to the satisfactory completion of a due diligence review and other customary closing conditions.

Delco International's annual sales are approximately $77 million. The company, its subsidiary, Delco Tableware International, and its ABCO Division market tableware products to a broad range of customers in the foodservice industry, including distributors, restaurant chains, hotel chains and institutional customers. In total, the company offers a full range of tabletop products.

Oneida President and Chief Executive Officer Peter J. Kallet stated, "We are delighted to be associated with one of the most respected and successful companies in the foodservice industry. We especially look forward to working with their talented management team. Delco International also increases our ability to satisfy the complete needs of our customers, while bringing additional global product sources."

Delco International President Robert Delman and ABCO Managing Director Peter Kranes added, "We are excited to join forces with Oneida Ltd., and to expand and strengthen our own tableware lines through their vast product resources. Oneida is also well recognized as one of the most innovative companies in the foodservice industry with a great brand name and outstanding reputation."

Oneida's agreement to acquire Delco marks the latest in a series of steps to position the Company as the world's most diversified tabletop resource. On May 23 Oneida announced an agreement to acquire Sakura, Inc., a leading consumer dinnerware company. In addition, on May 30 Oneida announced an agreement to acquire Viners of Sheffield Limited, an established United Kingdom marketer of flatware and cookware, and also announced it had acquired exclusive distribution rights for Schott Zwiesel crystal in the U.K.

Oneida Ltd. is a leading manufacturer of stainless steel and silverplated flatware for both the consumer and foodservice industries, and a leading supplier of dinnerware to the foodservice industry. Oneida also is a leading supplier of a variety of crystal, glassware and metal serveware for the tabletop market.

          Statements contained in this press release that state that certain results are "expected" or "anticipated" to occur, or otherwise state the company's predictions for the future, are forward looking statements. These particular forward-looking statements and all other statements that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include, but are not limited to: general economic conditions in the Company's markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; unforeseen increases in the cost of raw materials or shortages of raw materials; significant increases in interest rates or the level of the Company's indebtedness; major slow downs in the retail, travel or entertainment industries; the loss of several of the Company's major customers; underutilization of the Company's plants and factories; and the amount and rate of growth of the Company's selling, general and administrative expenses.
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